Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208
gregg.haddad@wellcare.com	amy.knapp@wellcare.com

WELLCARE REPORTS FIRST QUARTER 2010 RESULTS

Tampa, Florida (May 5, 2010) — WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the first quarter ended March 31, 2010.  As determined under generally accepted accounting principles (“GAAP”), the Company reported net income of $6.4 million, or $0.15 per diluted share, compared with a net loss of $36.9 million, or $0.89 per diluted share, for the prior year period.  Adjusted net income for the first quarter of 2010 was $7.4 million, or $0.17 per diluted share, as compared with $12.3 million, or $0.29 per diluted share, for the same period in 2009.

“WellCare’s first quarter financial and operating results were a solid start to the year,” said Alec Cunningham, WellCare’s chief executive officer.  “This month, as WellCare celebrates its 25th anniversary, we are renewing our commitment to serving many of our country’s most vulnerable populations.  Our mission has seldom been more important:  to enhance our members’ health and quality of life by collaborating with our government clients and providers to deliver quality, cost-effective health care solutions.”

In addition to results determined under GAAP, net income and certain other operating results described in this news release are reported after adjustment for certain selling, general, and administrative (“SG&A”) expenses, primarily related to previously disclosed government investigations, that management believes are not indicative of long-term business operations.  Please refer to the schedules in this news release that provide supplemental information reconciling results determined under GAAP to adjusted results.

Highlights of Operations for the First Quarter

Adjusted net income for the first quarter of 2010 was unfavorable in comparison to the first quarter of 2009 primarily due to the loss of gross margin from the December 31, 2009 withdrawal of the Company’s Medicare Advantage private fee-for-service (“PFFS”) plans, as well as decreased premium revenue from Medicare Advantage coordinated care plans (“CCPs”) and Medicare stand-alone prescription drug plans (“PDPs”).  In addition, the Company recorded lower favorable development of prior periods’ medical benefits payable in the first quarter of 2010 versus 2009.  These factors were offset in part by a reduction in SG&A expense, as well as improvement in the PDP medical benefits ratio (“MBR”).

Membership as of March 31, 2010, decreased to 2.2 million compared with 2.5 million members as of March 31, 2009.  Medicaid segment membership decreased by 23,000 year-over-year to 1.3 million as of March 31, 2010, driven by the withdrawal in mid-2009 from certain Florida counties and programs, but offset in part by growth in Georgia and other states.  Medicare Advantage membership decreased year-over-year by 152,000 members.  The withdrawal from PFFS plans reduced membership by 111,000 year-over-year.  Medicare Advantage CCP membership decreased 41,000 year-over-year, principally due to the impact of the previously disclosed 2009 CMS marketing sanction.  PDP membership decreased 95,000 year-over-year, also largely due to the CMS marketing sanction.

Premium revenue for the first quarter 2010 decreased 24% year-over-year to $1.4 billion.  The decrease is attributable to the withdrawal of PFFS plans and to the impact of the CMS marketing sanction on Medicare CCP and PDP premium revenue.

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WCG Reports First Quarter 2010 Results

May 5, 2010

Investment and other income decreased $1 million year-over-year, primarily due to lower average investment and cash balances.

Medical benefits expense was $1.2 billion, a decrease of 25% from the first quarter of 2009.  The MBR was 86.1% in the first quarter 2010, compared with 86.7% in 2009.  Excluding the impact of premium taxes, the first quarter 2010 MBR was 86.8%, a decrease of 110 basis points from 87.9% in the first quarter of 2009.  The decrease was driven by the improved performance of the Company’s Medicaid plans and PDPs, as well as the withdrawal from PFFS plans.

SG&A expense as determined under GAAP was $173 million in the first quarter of 2010, compared with $272 million in the same period in 2009.  Adjusted SG&A expense was $172 million in 2010, a decrease of 20% from $215 million in the same period last year.  The decrease in adjusted SG&A expense resulted principally from the withdrawal from PFFS plans, as well as gains in operating efficiency.  In addition, the elimination of the premium tax associated with the Georgia Medicaid program reduced SG&A expense in 2010 relative to 2009.  These favorable variances were offset in part by increased costs for Medicare CCP marketing and infrastructure investments.  Adjusted SG&A expense was 12.7% of total revenues in the first quarter of 2010, compared with 12.0% of total revenues in the same period in 2009.

Cash Flow and Financial Condition Highlights

Net cash used in operating activities as determined under GAAP was $171 million and $106 million for the quarters ended March 31, 2010 and 2009, respectively.  Net cash used in operating activities, modified for the timing of receipts from and payments to the Company’s government clients, was $109 million for the quarter ended March 31, 2010, compared with net cash provided by operating activities of $54 million for the quarter ended March 31, 2009.  The use of cash in the first quarter of 2010 was driven primarily by claims run-out from the Company’s withdrawal of its PFFS plans.

As of March 31, 2010, unregulated cash and short-term investments were approximately $121 million.  Unregulated cash and short-term investments were approximately $120 million on December 31, 2009, and $213 million on March 31, 2009.

Days in claims payable were 55 days as of March 31, 2010, compared with 53 days as of December 31, 2009, and 51 days as of March 31, 2009.  Excluding the impact of Medicare Advantage PFFS plans, days in claims payable were 50 days as of March 31, 2010, and 49 days as of December 31, 2009 and March 31, 2009.

Financial Outlook

The Company is updating its financial outlook for the year ended December 31, 2010.
▪
Adjusted net income per diluted share is anticipated to be between approximately $2.00 and $2.20, an increase from the previous guidance for adjusted net income per diluted share of approximately $1.90 to $2.15.

▪	Premium revenue is expected to be between approximately $5.30 and $5.40 billion, an increase from the previous guidance for premium revenue of approximately $5.25 and $5.40 billion.
▪	The following elements of WellCare’s financial outlook are unchanged from the Company’s previous guidance.
•	The 2010 Medicaid segment MBR is anticipated to be below the 2009 MBR.
•	The 2010 Medicare Advantage segment MBR will decrease relative to the 2009 MBR.
•	The 2010 PDP segment MBR is anticipated to decrease from the 2009 MBR.
•	The adjusted administrative expense ratio is expected to be in the high 12% range.

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WCG Reports First Quarter 2010 Results

May 5, 2010

Webcast

A discussion of WellCare’s first quarter 2010 results will be webcast live on Wednesday, May 5, 2010, beginning at 8:30 a.m. Eastern Time.  A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days.  The webcast is available via the Company’s web site at www.wellcare.com and at www.earnings.com.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans.  The Company served approximately 2.2 million members nationwide as of March 31, 2010.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  Our financial outlook contains forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, WellCare’s current financial outlook for 2010 and progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and reestablishing prudent, profitable growth.

Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other filings by WellCare with the U.S. Securities and Exchange Commission, which contain discussions of WellCare’s business and the various factors that may affect it.  WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports First Quarter 2010 Results

May 5, 2010
WELLCARE HEALTH PLANS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands except per share data)

	Three Months Ended March 31,
	2010	2009
Revenues:
Premium	$1,353,458	$1,791,927
Investment and other income	2,495	3,334
Total revenues	1,355,953	1,795,261

Expenses:
Medical benefits	1,165,972	1,552,998
Selling, general and administrative	173,337	271,741
Depreciation and amortization	5,756	5,739
Interest	10	2,066
Total expenses	1,345,075	1,832,544

Income (loss) before income taxes	10,878	(37,283)
Income tax expense (benefit)	4,460	(350)
Net income (loss)	$6,418	$(36,933)

Net income (loss) per common share:
Basic	$0.15	$(0.89)
Diluted	$0.15	$(0.89)

Weighted average common shares outstanding:
Basic	42,193,662	41,680,319
Diluted	42,707,241	41,680,319

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WCG Reports First Quarter 2010 Results

May 5, 2010

WELLCARE HEALTH PLANS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2010	Dec. 31, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,027,337	$1,158,131
Investments	56,818	62,722
Premium and other receivables, net	262,027	285,808
Funds receivable for the benefit of members	43,832	77,851
Taxes recoverable	6,767	–
Prepaid expenses and other current assets, net	107,064	104,079
Deferred income taxes	21,563	28,874
Total current assets	1,525,408	1,717,465
Property, equipment and capitalized software, net	67,077	61,785
Goodwill	111,131	111,131
Other intangible assets, net	12,578	12,961
Long-term investments	45,640	51,710
Restricted investments	130,486	130,550
Deferred tax asset	14,524	18,745
Other assets	10,715	14,100
Total Assets	$1,917,559	$2,118,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Medical benefits payable	$706,825	$802,515
Unearned premiums	143	90,496
Accounts payable	6,930	5,270
Other accrued expenses and liabilities	199,729	219,691
Current portion of amounts accrued related to investigation resolution	18,175	18,192
Other payables to government partners	42,694	38,147
Taxes payable	–	4,888
Other current liabilities	871	871
Total current liabilities	975,367	1,180,070
Amounts accrued related to investigation resolution	40,733	40,205
Other liabilities	17,853	17,272
Total liabilities	1,033,953	1,237,547
Commitments and contingencies		–
Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)		–
Common stock, $0.01 par value (100,000,000 authorized, 42,413,593 and 42,361,207 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively)	424	424
Paid-in capital	421,220	425,083
Retained earnings	464,930	458,512
Accumulated other comprehensive loss	(2,968)	(3,119)
Total stockholders’ equity	883,606	880,900
Total Liabilities and Stockholders’ Equity	$1,917,559	$2,118,447

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WCG Reports First Quarter 2010 Results

May 5, 2010
WELLCARE HEALTH PLANS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Cash from (used in) operating activities:
Net income (loss)	$6,418	$(36,933)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,756	5,739
Equity-based compensation expense	1,142	9,612
Deferred taxes, net	11,532	(318)
Changes in operating accounts:
Premium and other receivables, net	23,781	(69,876)
Other receivables from government partners, net	–	(50,689)
Prepaid expenses and other current assets, net	(2,985)	4,907
Medical benefits payable	(95,690)	113,622
Unearned premiums	(90,353)	(62,554)
Accounts payable and other accrued expenses	(18,466)	(87,028)
Other payables to government partners	4,547	22,912
Amounts accrued related to investigation resolution	511	44,800
Taxes, net	(14,401)	2,288
Other, net	2,336	(2,236)
Net cash used in operating activities	(170,544)	(105,754)
Cash from (used in) investing activities:
Purchases of investments	(117)	(18,756)
Proceeds from sales and maturities of investments	12,322	19,051
Purchases of restricted investments	(289)	(17,088)
Proceeds from maturities of restricted investments	368	39,390
Additions to property, equipment and capitalized software, net	(4,235)	(5,141)
Net cash (used in) provided by investing activities	(8,049)	17,456
Cash from (used in) financing activities:
Proceeds from option exercises and other	770	–
Purchase of treasury stock	(3,030)	(1,432)
Payments on debt	–	(400)
Payments on capital leases	(58)	–
Funds received for the benefit of members	34,019	42,788
Net cash provided by financing activities	31,701	40,956
Cash and cash equivalents:
Decrease during the period	(130,794)	(47,342)
Balance at beginning of year	1,158,131	1,181,922
Balance at end of year	$1,027,337	$1,134,580

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$8,161	$903
Cash paid for interest	$7	$1,790
Property, equipment and capitalized software acquired through capital leases	$8,411	$–

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WCG Reports First Quarter 2010 Results

May 5, 2010

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP STATISTICS

	As of March 31,
	2010	2009
Membership by Program
Medicaid Membership
TANF	1,076,000	1,080,000
S-CHIP	166,000	164,000
SSI and ABD	78,000	92,000
FHP	12,000	19,000
Total Medicaid Membership	1,332,000	1,355,000

Medicare Membership
Medicare Advantage	118,000	270,000
Prescription Drug Plan (stand-alone)	736,000	831,000
Total Medicare Membership	854,000	1,101,000
Total Membership	2,186,000	2,456,000

Medicaid Membership by State
Florida	422,000	490,000
Georgia	537,000	496,000
Other states	373,000	369,000
Total Medicaid Membership	1,332,000	1,355,000

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WCG Reports First Quarter 2010 Results

May 5, 2010
WELLCARE HEALTH PLANS, INC.
SEGMENT INFORMATION
(Unaudited; dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Premium revenue:
Medicaid:
Florida	$223,818	$258,387
Georgia	325,081	324,924
Other states	260,134	225,867
Total Medicaid	809,033	809,178

Medicare:
Medicare Advantage plans	351,083	733,099
Prescription Drug plans	193,342	249,650
Total	544,425	982,749
Total premium revenue	$1,353,458	$1,791,927

The Company has reassessed its segment reporting practices, and beginning with the quarter ended March 31, 2010, the Company is reporting three operating segments:  Medicaid, Medicare Advantage, and PDPs.  The Medicare Advantage and PDP segments previously were reported by the Company as its Medicare segment.  Results for the year 2009 have been reclassified to reflect the new segment reporting.  PFFS plans, which are no longer offered effective January 1, 2010, are reported in the Medicare Advantage segment.  The following table provides premium revenue and medical benefits expense information for the Medicare Advantage and PDP segments for the quarters ended March 31, June 30, September 30, and December 31, 2009.

	2009 Quarter Ended
	March	June	September	December
Premium revenue:
Medicare Advantage segment	$733,099	$749,813	$660,009	$632,521
Prescription Drug Plans segment	249,650	224,279	191,911	169,239
Total	$982,749	$974,092	$851,920	$801,760

Medical benefits expense:
Medicare Advantage segment	611,730	600,258	550,130	537,260
Prescription Drug Plans segment	251,486	211,945	159,753	129,284
Total	$863,216	$812,203	$709,883	$666,544

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WCG Reports First Quarter 2010 Results

May 5, 2010
WELLCARE HEALTH PLANS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Statements of Operations to Adjusted Statements of Operations
(Dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations.  Following are statements of operations and related measures for the first quarters ended March 31, 2010 and 2009, as determined under GAAP, reconciled to the adjusted statements of operations and related measures for each of the same periods.

	Quarter Ended March 31, 2010				Quarter Ended March 31, 2009
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Revenues:
Premium	$1,353,458	$–		$1,353,458	$1,791,927	$–		$1,791,927
Investment and other income	2,495	–		2,495	3,334	–		3,334
Total revenues	1,355,953	–		1,355,953	1,795,261	–		1,795,261

Expenses:
Medical benefits	1,165,972	–		1,165,972	1,552,998	–		1,552,998
Selling, general, and administrative	173,337	(1,267)	(a) (b)	172,070	271,521	(56,300)	(a) (b)	215,221
Depreciation and amortization	5,756	–		5,756	5,739	–		5,739
Interest	10	–		10	2,286	–		2,286
Total expenses	1,345,075	(1,267)		1,343,808	1,832,544	(56,300)		1,776,244

Income (loss) before income taxes	10,878	1,267		12,145	(37,283)	56,300		19,017
Income tax expense (benefit)	4,460	321		4,781	(350)	7,097		6,747
Net income (loss)	$6,418	$946		$7,364	$(36,933)	$49,203		$12,270

Weighted average shares outstanding:
Basic	42,193,662	–		42,193,662	41,680,319	–		41,680,319
Diluted	42,707,241	–		42,707,241	41,680,319	194,529		41,874,848

Net income (loss) per share:
Basic	$0.15	$0.02		$0.17	$(0.89)	$1.18		$0.29
Diluted	$0.15	$0.02		$0.17	$(0.89)	$1.18		$0.29

Medical benefits ratio:
Medicaid	86.7%			86.7%	85.2%			85.2%
Medicare Advantage	78.7%			78.7%	83.4%			83.4%
Prescription Drug Plans	97.2%			97.2%	100.7%			100.7%
Aggregate	86.1%			86.1%	86.7%			86.7%
Administrative expense ratio	12.8%	(0.1%)	(a) (b)	12.7%	15.1%	(3.1%)	(a)(b)	12.0%
Days in claims payable	55 days			55 days	51 days			51 days

(a)
Investigation-related legal, accounting, employee retention, and other costs:  Administrative expenses associated with the government and Company investigations amounted to $0.9 million and $11.5 million before income taxes, respectively, in the quarters ended March 31, 2010 and 2009.

(b)
Liability for investigation resolution:  Based on the status of the government investigations, the Company recorded expense before and after income taxes of $0.4 million and $44.8 million, respectively, in the quarters ended March 31, 2010 and 2009.

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WCG Reports First Quarter 2010 Results

May 5, 2010
WELLCARE HEALTH PLANS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Medical Benefits Ratios and Administrative Expense Ratio
to Medical Benefits Ratios and Administrative Expense Ratio Modified to Exclude Premium Taxes

The Company reports MBRs and administrative expense ratios on a non-GAAP basis to exclude premium taxes paid primarily on Medicaid managed care premium revenue.  The Company believes that MBRs and administrative expense ratios excluding premium taxes are useful measures for investors, as premium taxes are recorded as both revenue of and expense to the Company, and therefore do not affect the Company’s net income.

	GAAP	Adjustments (see page 9)	Adjusted	Impact of Premium Taxes	Excluding Premium Taxes

	Quarter Ended March 31,2010
Medical benefits ratio:
Medicaid	86.7%		86.7%	1.1%	87.8%
Medicare Advantage	78.7%		78.7%		78.7%
Prescription Drug Plans (stand-alone)	97.2%		97.2%		97.2%
Aggregate	86.1%		86.1%	0.7%	86.8%

Administrative expense ratio	12.8%	(0.1%)	12.7%	(0.6%)	12.1%

	Quarter Ended March 31, 2009
Medical benefits ratio:
Medicaid	85.2%		85.2%	2.7%	87.9%
Medicare Advantage	83.4%		83.4%		83.4%
Prescription Drug Plans (stand-alone)	100.7%		100.7%		100.7%
Aggregate	86.7%		86.7%	1.2%	87.9%

Administrative expense ratio	15.1%	(3.1%)	12.0%	(1.2%)	10.8%

Premium taxes were $9.7 million and $24.5 million, respectively, in the quarters ended March 31, 2010 and 2009.

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WCG Reports First Quarter 2010 Results

May 5, 2010

WELLCARE HEALTH PLANS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Net Cash Provided by Operating Activities
to Net Cash Provided by Operating Activities Modified
for the Timing of Receipts from and Payments to Government Clients
(Dollars in thousands)

The Company reports cash provided by operating activities on a non-GAAP basis to exclude the changes in unearned premiums, premiums and other receivables, and other receivables to and payables from government partners.  The Company believes that cash flow excluding these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from and payments to federal and state agencies at the end of a period.

	Three Months Ended March 31,
	2010	2009
Net cash used in operating activities, as reported under GAAP	$(170,544)	$(105,754)
Modifications to eliminate changes in:
Premium and other receivables, net	(23,781)	69,876
Other receivables from government partners, net	–	50,689
Unearned premiums	90,353	62,554
Other payables to government partners	(4,547)	(22,912)
Net cash used in operating activities, modified for the timing of receipts from and payments to government clients	$(108,519)	$54,453

Reconciliation of GAAP Days in Claims Payable to Days in Claims Payable Modified
to Eliminate the Impact of Medicare Advantage Private Fee-for-Service Plans

The Company reports days in claims payable on a non-GAAP basis to exclude the impact of Medicare Advantage private fee-for-service plans.  The Company believes that days in claims payable excluding the impact of PFFS plans is a useful measure for investors, because the Company withdrew these plans on December 31, 2009 and as a result the impact of the plans on historical operations is not necessarily indicative of the Company’s future long-term business operations.  Days in claims payable is equal to the medical benefits payable at the end of a quarter divided by average medical benefits expense per calendar day for the quarter.

	Quarters Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
Days in claims payable, as reported under GAAP	51	52	56	53	55
Modification to eliminate impact of PFFS plans	(2)	(2)	(4)	(4)	(5)
Days in claims payable, modified to eliminate the impact of PFFS plans	49	50	52	49	50

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